FOR IMMEDIATE RELEASE
                                          March 4, 1997
                                          Contact:    Larry Getlen
                                                      Communications Group
                                                      561-392-2300


                     NATIONAL AUTO FINANCE COMPANY, INC.
                          ANNOUNCES STRONG YEAR-END
                           RESULTS AND EXERCISE OF
                     UNDERWRITERS' OVER-ALLOTMENT OPTION

Boca Raton, Florida (March 4, 1997) - National Auto Finance Company, Inc. (NASDAQ:NAFI) today announced strong revenues and net income for the year and fourth quarter ended December 31, 1996.

For the year 1996, total revenues increased 88% to $14.7 million compared with $7.8 million for the twelve months ended December 31, 1995. The Company's pro forma net income increased 56% to $2.8 million, or $.42 per share, compared with pro forma net income of $1.8 million (excluding the net income from $5 million of contracts purchased in 1994 and sold pursuant to a securitization in the first quarter of 1995), or $.27 per share, for the twelve months ended December 31, 1995. Because the Company operated as a limited partnership prior to the completion of its initial public offering on January 29, 1997, the Company's pro forma results have been reported as if it had been taxable as a corporation (with 6,726,000 shares outstanding) for the full year 1996.

For the fourth quarter of 1996, total revenues increased 145%, to $4.9 million compared with $2.0 million for the fourth quarter of 1995. The Company's pro forma net income for the fourth quarter increased 163% to $869,000, or $.13 per share, compared with pro forma net income of $330,000, or $.05 per share, for the fourth quarter of 1995.

The Company reported that purchases of motor vehicle retail installment sales contracts from automobile dealers totaled $84.7 million for the year ended December 31, 1996, an increase of 84.1% over loan purchase volume of $46.0 million for the twelve months ended December 31, 1995. For the fourth quarter of 1996, purchases of contracts increased 150% to $28.5 million compared with $11.4 million for the same period of 1995.

The aggregate outstanding principal balance of contracts serviced by the Company at December 31, 1996 was $102.9 million, 139%



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higher than the $43.1 million of contracts serviced at
December 31, 1995.

Roy E. Tipton, president of National Auto Finance, stated, "We are very pleased with the strong performance of the Company in 1996. The additional financial strength resulting from our initial public offering in January will enable us to continue to pursue our deliberate, disciplined growth strategy designed to position National Auto Finance as a leading company in the non-prime automotive finance industry."

National Auto Finance also announced the expansion of its relationship with the sales finance group of First Union National Bank of North Carolina to include more than 1,500 additional automotive dealers in the Northeastern United States. National Auto created a strategic alliance with First Union in April 1996 to provide for joint marketing of the Company's products and services to an initial network of 1,800 dealers in the Southeast. With the expansion of the strategic alliance, both National Auto's and First Union's sales personnel will market National Auto's products and services to approximately 3,300 automotive dealers in the First Union network, covering most of the Eastern seaboard.

"This alliance has exceeded both parties' expectations in terms of enhancing market penetration," said Mr. Tipton. "First Union has been an ideal partner in expanding our business, and we view this expansion as another step toward increasing our industry prominence."

In a separate development, National Auto Finance also reported that on February 24, 1997, Raymond James & Associates, Inc., as representative of the underwriters of the Company's initial public offering of common stock, exercised in full the over-allotment option to purchase an additional 300,000 shares of the Company's common stock on the same terms as the initial public offering. The Company's initial public offering consisted of 2,000,000 shares that were sold to the public at $8.50 per share on January 29, 1997.

All of the 300,000 additional shares were sold by the Company, bringing the total number of shares outstanding to 7,026,000. The Company intends to use the estimated net proceeds of $2.4 million from the exercise of the over-allotment option to support securitizations of loan receivables, provide working capital, and for general working capital purposes.




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

"The underwriters' exercise of the over-allotment option demonstrates, in our view, the continued strong support of the investing public for National Auto Finance," said Mr. Tipton.

National Auto Finance is a specialized consumer finance company engaged in the purchase, securitization and servicing of car loans originated by automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers.

For further information, please contact Roy E. Tipton, president, or Keith B. Stein, vice chairman, at (561) 997-2413.

[Financial Tables Follow]





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


                      National Auto Finance Company, Inc.
                  Condensed Consolidated Statements of Income
             (Amounts in thousands, except net earnings per share)


                                       Three Months           Twelve Months
                                           Ended                  Ended
                                       December 31,           December 31,
                                       ------------           ------------
                                     1996        1995        1996        1995
                                     ----        ----        ----        ----
Gain on sales of loans             $3,989      $1,567     $12,178      $6,487
Gain on securitization of
   Loans purchased prior
   to January 16, 1995                  0           0           0         639
Other Income                          947         397       2,614         685
                                    -----       -----      ------       -----
   Total revenues                   4,936       1,964      14,792       7,811

   Total Expenses                   3,546       1,432      10,300       4,530
                                    -----       -----      ------       -----

   Net income before taxes          1,390         532       4,492       3,281
   Proforma Income Taxes              521         202       1,688       1,066
                                    -----       -----      ------       -----
   Net Income                      $  869      $  330      $2,804      $2,215
                                    =====       =====       =====       =====

Pro forma net
   earnings per share              $ 0.13      $ 0.05      $ 0.42      $ 0.33
                                    -----       -----       -----       -----

Pro forma shares
   outstanding                      6,726       6,726       6,726       6,726
                                    -----       -----       -----       -----



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

                      National Auto Finance Company, Inc.
                     Condensed Consolidated Balance Sheets
                            (Amounts in thousands)


                                          As of
                                       December 31,
                                       ------------
                                     1996        1995
                                     ----        ----
Assets
   Cash & Cash equivalents        $ 5,066      $  824

   Excess spread receivable        23,404      10,314
   Fixed assets, net                  514         273
   Other assets                     2,216         592
                                   ------      ------
     Total Assets                 $31,200     $12,003
                                   ------      ------

Liabilities and
   Ownership Equity
Liabilities
   Subordinated debt               19,700       8,088
   Pro forma Deferred Taxes         2,955       1,267
   Accounts payable &
     other liabilities              1,949         468
                                   ------      ------
     Total Liabilities            $24,604     $ 9,823

Ownership Equity
   Preferred Capital                2,250         482
   Partners Capital                 4,346       1,698
                                   ------      ------
     Total Partners Capital         6,596       2,180

     Total Liabilities
     and Ownership Equity         $31,200     $12,003
                                   ======      ======




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